Exhibit 99.1

Bob Azelby to join Cardinal Health Board of Directors

DUBLIN, Ohio, February 28, 2024 – Cardinal Health (NYSE: CAH) announced today that its Board of Directors has elected Robert “Bob” Azelby as an independent director, effective March 1. Mr. Azelby joins the board with over 30 years of experience, including as a Chief Executive Officer and board member for large, matrixed organizations in the biopharmaceutical, oncology and other specialty industries.
Mr. Azelby has previously served as President and Chief Executive Officer of Eliem Therapeutics, and prior to Eliem, he was the Chief Executive Officer of Alder BioPharmaceuticals. Before joining Alder BioPharmaceuticals, Mr. Azelby was the Chief Commercial Officer of Juno Therapeutics, and served 15 years in a variety of commercial roles at Amgen.
Mr. Azelby currently serves on the Boards of Directors of ADC Therapeutics and Autolus Therapeutics. He also formerly served on the Boards of Directors for Chinook Therapeutics, Eliem Therapeutics, Clovis Oncology, Immunomedics, Alder BioPharmaceuticals, and Cascadian Therapeutics.
“Bob Azelby is a highly respected healthcare industry leader with a strong track record of leading large, complex organizations as both a CEO and a board member,” said Greg Kenny, Chairman of the Board for Cardinal Health. “Bob’s vast experience and expertise within the specialty pharmaceutical arena will add great value to our company and we’re pleased to welcome him to our board.”
“Bob brings to our board more than three decades of experience and high performance across a multitude of healthcare industries, including oncology and other specialty areas, which I believe will make him a uniquely valuable addition,” said Jason Hollar, CEO of Cardinal Health. “We look forward to tapping into Bob’s extensive expertise as we continue the momentum against our strategic priorities.”
Mr. Azelby holds a BA in Economics and Religious Studies from the University of Virginia and an MBA from Harvard Business School.
About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for healthcare facilities. With more than 50 years in business, operations in more than 30 countries and approximately 48,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 614.757.8231
Investors: Matt Sims, matt.sims@cardinalhealth.com and 614.553.3661